Exhibit 10.17

CONFIDENTIAL

Latham Pool Products, Inc. | 20[__] Management Incentive Bonus (MIB) Plan | Master

The Management Incentive Bonus Plan (the “Plan”) has been established to attract and retain employees and officers, ensure that the Company’s compensation program provides appropriate incentives to motivate key employees and officers to contribute to the Company’s performance and growth, develop a culture of ownership, and align further the interests of participants and stockholders. The “Company” shall mean Latham Pool Products, Inc. or Latham Group, Inc., as applicable. The MIB is based on [________] achievement for the calendar year. Plan participation and tier are based on position and subject to approval by the employee’s Executive Leadership Team (“ELT”) member, the CHRO and CEO. Plan payouts are subject to approval by the Compensation Committee.

[insert leverage table for performance goals]

Program Criteria and Plan Rules:

1.[__]% payout opportunity for achieving [__]% of [________] target. Plan is capped at [__]% of target.
2.This Plan is in effect for calendar year 20[__]. [________] is based on the [full] year corporate results.
3.Overall job performance must be at satisfactory level or above and employment must be in good standing for payout consideration.
4.A discretionary amount may be provided for outstanding performance or special project(s) completion based on budget resources and approval by the employee’s ELT member, the CHRO, CEO. In the case of officers, the Compensation Committee approves discretionary awards, if any.
5.Bonus payouts are in gross dollars, paid in local currency, and subject to incentive payment taxation through payroll according to the appropriate federal, state, local and provincial withholding taxes.
6.New employees in MIB-approved positions are generally eligible the first of the month following their date of hire. If hired after October 1, the eligibility date is January 1 of the following year. Employees who enter this Plan after January 1 will receive a payout percentage generally at a pro-rated amount for the percentage of time worked from the date of hire (or promotion) to the end of the Plan year. The employee’s ELT member, the CHRO and the CEO must approve all new participants into this Plan. In the case of officers, the Compensation Committee approves Plan participation.
7.Must be an active employee when any eligible bonus payment is made, which is generally scheduled to occur within 30 days of the annual earnings release. Plan Participants who are dismissed for “Cause,” which term [________] - In no event will Plan Participants earn an incentive if terminated for Cause prior to the applicable annual reconciliation.
8.Subject to Section 6 hereof, employee must have continuous service for the 12-month Plan period to be fully eligible for Plan. If there is a break in service (termination and rehire in the same calendar year), the payout will reflect a pro-rated amount based on length of service in the calendar year.
9.Employees who go on an approved leave of absence before MIB payments are released are eligible for their full payout.
10.Employees who transfer to another position without an MIB component will cease participation in this Plan effective the day of the new position and will be due a payout (at the same time as all other payouts are issued) for the portion of the year they were an MIB participant.
11.Employees who change positions to another role that is in the MIB will be eligible for the new Plan tier level effective the date they assume the new position.

12.	Employees with a fully executed Employee Agreement on file are eligible for this Plan. Employees who do not have an executed agreement on file will forfeit (1) all future incentive payments, and (2) future base salary increases.
13.	Plan Participants must, at all times, remain in compliance with Latham policies and procedures, including its Code of Conduct and Ethics.
14.	The Company reserves the right to modify, suspend or cancel this Plan due to business conditions at any time it sees fit.
15.	Failure by the Company to insist on strict compliance with the terms and conditions of this Plan shall not constitute or operate as a waiver of such terms and conditions. Waiver by either party of any breach or default by the other with respect to any of the terms and conditions of this Plan shall not operate as a waiver of any other breach or default.
16.	If any portion of this Plan is held by a court of competent jurisdiction to be invalid or unenforceable or to conflict with any federal, state, or local law, such portion(s) are hereby declared to be of no force or effect in such jurisdiction, and the remaining portions of this Plan shall remain in full force and effect and be construed as if such portion does not exist.
17.	The Company has complete discretion as to any decision or interpretation of the terms, eligibility, and calculation of payments within the parameters of this Plan. Any decision or interpretation by the Company shall be final and binding upon all Plan Participants. The Company reserves the right and has the sole discretion to alter, amend, suspend, or terminate any part of this Plan at any time, with or without cause, and with or without prior notice to Plan Participants. No prior or subsequent oral representations that are inconsistent with or different from the terms of this Plan will be binding upon the Company.
18.	Plan Participant’s employment with the Company is “at will.” This Plan is not a contract of employment for a definite term, and employment with the Company is for an indefinite period of time and is terminable at will, at any time, for any reason, with or without notice.
19.	To the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the common stock of Latham Group, Inc. is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Plan and the amounts payable hereunder shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all applicable agreements with respect to this Plan).
20.	In the event of any conflict between the terms of this Plan and any employment, change-in-control, severance or other agreement in effect with the Participant, the terms of such other agreement shall control.
21.	Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon “separation from service” of a “specified employee” (as such terms are defined in Section 409A of the Internal Revenue Code of 1986, as amended), then such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment. It is intended that this Plan be exempt from or comply with Section 409A of the Code, and this Plan shall be interpreted and administered consistent with that intent; provided, however, that under no circumstances whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon a Participant, or any other damage suffered by a Participant, on account of the bonus plan being subject to but not in compliance with Section 409A of the Code.